Exhibit 99.2

April 5, 2019

Vornado Announces Leadership Changes

Michael J. Franco Appointed President

David R. Greenbaum Appointed Vice Chairman

Glen J. Weiss and Barry S. Langer Appointed Co-Heads of Real Estate

NEW YORK…..Steven Roth, Chairman and Chief Executive Officer of Vornado Realty Trust (NYSE:VNO), announced today the appointment of Michael J. Franco, age 50, as the Company’s President. Mr. Franco has been with Vornado since 2011, most recently serving as Executive Vice President - Chief Investment Officer where he has been the lead for acquisitions, dispositions and financings and has been involved in all important decisions and strategy. Prior to joining Vornado, he was Managing Director, Head of MSREF US at Morgan Stanley.

David R. Greenbaum, age 67, has been appointed Vice Chairman of Vornado. Mr. Greenbaum previously was President of the New York Division. He has decided to cut back while continuing his leadership as Vice Chairman. Vornado’s Board of Trustees intends to invite Mr. Greenbaum to join the Board this year, concurrent with adding an additional independent Trustee. Mr. Greenbaum joined the Company in 1997 as part of Vornado’s acquisition of the Mendik Company.

Glen J. Weiss, age 49, the Company’s Executive Vice President of Office Leasing has been appointed to the additional position of Co-Head of Real Estate. Mr. Weiss has been with Vornado since the 1997 Mendik acquisition.

Barry S. Langer, age 40, the Company’s Executive Vice President of Development has been appointed to the additional position of Co-Head of Real Estate. Mr. Langer has been with Vornado since 2003.

Further discussion of today’s leadership changes is included in Steven Roth’s annual Chairman’s letter filed today and available at www.vno.com.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

CONTACT:

JOSEPH MACNOW

(212) 894-7000

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.